Employment Transition Agreement

This document is an Employment Transition Agreement (this “Employment Transition Agreement”) and is between Ferro Corporation (“Ferro”) and Thomas M. Gannon (“Mr. Gannon”).

For good and valuable consideration, and intending to be legally bound, Ferro and Mr. Gannon hereby agree as follows:

1. Background

A.	Mr. Gannon has been employed by Ferro since May 12, 2003.

B.	As of May 12, 2003, Mr. Gannon and Ferro signed a confidentiality agreement (the “Confidentiality Agreement”) with Ferro.

C.	As of May 16, 2003, Ferro and Mr. Gannon signed a Change in Control Agreement (the “Change in Control Agreement”), which provides certain benefits in the event of a cessation of employment following a change in control as defined therein (a “Change in Control”).

D.	Mr. Gannon currently serves as Ferro’s Vice President and Chief Financial Officer.

E.	Mr. Gannon has career aspirations beyond his current role as Chief Financial Officer.

F.	Ferro and Mr. Gannon have mutually decided to allow Mr. Gannon to explore over time alternative opportunities within Ferro or, failing identifying a suitable alternative for Mr. Gannon within Ferro, to terminate Mr. Gannon’s employment with Ferro on the terms and conditions set forth in this Agreement.

2. Transition

A.	Mr. Gannon will remain Ferro’s Chief Financial Officer through January 1, 2007, and will remain entitled to his current pay and benefits through January 2, 2007.

B.	Beginning today, however, Mr. Gannon will seek to identify and evaluate alternative opportunities within Ferro that might take full advantage of Mr. Gannon’s unique skills and experience and be consistent with Mr. Gannon’s own personal career aspirations, which opportunities will be reviewed in good faith by Ferro, it being acknowledged that Ferro will be under no obligation to hire Mr. Gannon into any other such position.

C.	If, despite such efforts, Ferro and Mr. Gannon are unable mutually to agree on a suitable alternative opportunity for Mr. Gannon by January 1, 2007, then (unless a Change in Control has occurred on or before that date) Mr. Gannon’s employment will terminate on January 3, 2007 (the “Qualifying Termination”) and he will thereupon become entitled to the severance package (the “Standby Severance Package”) described in paragraph 3 below and the other benefits provided under this Agreement.

D.	Between today and January 2, 2007, Mr. Gannon will make himself available during normal working hours to assist Ferro in achieving its organizational goal of accomplishing an orderly transfer of leadership of its financial organization by providing Mr. Gannon’s successor assistance in his or her transition into the role of Ferro’s Chief Financial Officer. If in the judgment of Ferro’s Chief Executive Officer, Mr. Gannon has failed to make himself available to provide such assistance satisfactorily, then Mr. Gannon will not be entitled to the Standby Severance Package or any other benefits under this Agreement.

3. Standby Severance Package

If Mr. Gannon becomes entitled to receive the Standby Severance Package, then the Standby Severance Package would consist of the following:

A.	Severance Period

The “Severance Period” would be the period beginning January 3, 2007, and ending December 31, 2007.

B.	Severance Payments

Ferro would pay Mr. Gannon as severance -

(1)	The amount of $15,208.33 each twice-monthly pay period for payroll periods from January 3, 2007 through the earlier of December 31, 2007 or the date of Mr. Gannon’s death; and

(2)	A lump sum amount equal to $182,500 on or before December 31, 2007.

C.	Severance Benefits

Ferro would pay the employer’s portion of Mr. Gannon’s premium costs under Ferro’s group health (i.e., medical, dental, and vision) plans in accordance with his current elections, through January 2, 2007, and Ferro would reimburse Mr. Gannon for premiums paid by him for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) up to the amount of Ferro’s current employer contributions for his group health coverage throughout the Severance Period and for the first six months following the end of the Severance Period.

D.	Company Automobile

On or before January 31, 2007, Mr. Gannon will be entitled to purchase his company automobile in accordance with normal Ferro policy. Mr. Gannon will be entitled to the use of such automobile (together with gasoline, normal maintenance, and insurance) until such date.

E.	Cellular Telephone

Mr. Gannon will be entitled to the continued use of his company cellular telephone until January 3, 2007. Ferro will cooperate with Mr. Gannon in transferring his company cellular telephone number to a personal cellular telephone service of Mr. Gannon’s choosing.

4. Annual Incentive Plan

A.	Mr. Gannon is a participant in the Ferro annual incentive plan and will be eligible for a bonus payment as provided under such plan for the year 2006.

B.	Pursuant to the foregoing and the terms of the annual incentive plan, if Mr. Gannon’s employment terminates on January 3, 2007, then Ferro will determine the amount of Mr. Gannon’s bonus (if any) in good faith and in the ordinary course. If Mr. Gannon is entitled to a bonus payment for 2006, then Ferro will pay Mr. Gannon the bonus when payments are made to other participants.

C.	If Mr. Gannon’s employment terminates on or before January 3, 2007, then Mr. Gannon will not be eligible for a bonus payment for the year 2007.

D.	The terms under which Mr. Gannon participates in the annual incentive plan are not modified by this Agreement.

5. Stock Options

A.	Mr. Gannon has been awarded as-yet-unexercised stock options under Ferro’s 2003 Long-Term Incentive Compensation Plan.

B.	If Mr. Gannon’s employment terminates on January 3, 2007, and subject to any trading blackouts that may from time to time be in effect, Mr. Gannon will be entitled to exercise any of the foregoing options that have vested as of the date of his employment with Ferro terminates provided Mr. Gannon carries out such exercise no later than 90 days after Ferro has filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, with the Securities and Exchange Commission. After such 90-day period has ended, however, Mr. Gannon will not be entitled to exercise any further Ferro stock options.

C.	If Mr. Gannon’s employment terminates on or before January 3, 2007, then Ferro will make no further awards of stock options to Mr. Gannon.

6. Performance Share Awards

A.	Ferro has made as-yet-unmatured awards of Performance Shares to Mr. Gannon under Ferro’s 2003 Long-Term Incentive Compensation Plan.

B.	If Mr. Gannon’s employment terminates on January 3, 2007, then Ferro will in good faith and in the ordinary course determine the amount (if any) of Mr. Gannon’s entitlement to a payment and distribution in respect of his Performance Share award for the 2004-2006 performance period. If Mr. Gannon is entitled to a payment and distribution for the 2004-2006 performance period, then Ferro will pay Mr. Gannon such amount when payments are made to other participants.

C.	Ferro has also made the following as-yet-unmatured awards of Performance Shares to Mr. Gannon under Ferro’s 1997 Performance share Plan and/or Ferro’s 2003 Long-Term Incentive Compensation Plan:

(1)	8500 Performance Shares for the performance period January 1, 2005, through December 31, 2007, and

(2)	13,400 Performance Shares for the performance period January 1, 2006, through December 31, 2008,

Ferro will make no further awards to Mr. Gannon under the Performance Share Plan and Mr. Gannon will be eligible for no further distributions or payments with respect to such as-yet-unmatured Performance Shares.

D.	The terms under which Mr. Gannon participates in the 2003 Long Term Incentive Compensation Plan are not modified by this Agreement.

7. Non-Competition and Confidentiality

Mr. Gannon will not disclose this Employment Transition Agreement or its terms to anyone other than his spouse or his personal tax advisor, financial advisor, or attorney, who will similarly maintain it in confidence.

In addition, in consideration of the Severance Package, if Mr. Gannon incurs a Qualifying Termination on January 3, 2007 Mr. Gannon promises that:

A.	During the Severance Period and for a period of one year thereafter, Mr. Gannon will not, without Ferro’s prior written approval, directly or indirectly, engage in, or assist or have an ownership interest in, or act as agent, advisor or consultant of, for, or to any person, firm, partnership, corporation or other entity that is engaged in, the manufacture or sale of products that compete with Ferro’s products or any products which are logical extensions, on a manufacturing or technological basis, of such products.

B.	During the Severance Period and thereafter, Mr. Gannon will not disclose to any persons any proprietary or confidential business information concerning Ferro, any of its affiliated companies, obtained or which came to Mr. Gannon’s attention during the course of his employment with Ferro, except as may otherwise be required by law or by a court of competent jurisdiction.

C.	During the Severance Period and thereafter, Mr. Gannon will not make any statements or disclose any information concerning Ferro, its directors, officers, management, staff, employees, representatives, or agents (collectively, “Ferro and its management”) which are likely to disparage Ferro or its management, which are likely to damage the reputation or business prospects of Ferro or its management, or which are likely to interfere in any way with the business relations Ferro has with its customers (including potential customers), suppliers, alliance partners, employees, investors, or shareholders.

In addition, Mr. Gannon hereby reaffirms the commitments he made to Ferro in paragraphs 1-4 of his Confidentiality Agreement.

Ferro will cause its senior management to refrain from making any statements or disclosing any information concerning Mr. Gannon which is likely to disparage Mr. Gannon or which is likely to damage his reputation or employment prospects, unless required to do so by law or a court of competent jurisdiction.

8. Waiver

Mr. Gannon acknowledges that the benefits provided under this Employment Transition Agreement will be paid only if he provides Ferro, as soon as administratively practicable following his Qualifying Termination on January 3, 2007:

A.	A written waiver of any and all rights Mr. Gannon otherwise might have to any other severance benefits offered to Ferro employees or other right or benefit under any agreement, understanding, or promise, whether written or oral, between Mr. Gannon and Ferro, except for benefits, if any, to which Mr. Gannon may be entitled under Ferro qualified retirement plans or COBRA or HIPAA, or under the annual incentive plan, stock option awards, Stock Option Plan, Performance Share Plan or Long-Term Incentive Compensation Plan as identified, and only to the extent provided, in paragraphs 4 through 6 of this Employment Transition Agreement, and

B.	A release in substantially the same form as contained in paragraphs 9 and 10 of this Employment Transition Agreement.

9. Release

In consideration of the rights provided under this Agreement, Mr. Gannon releases Ferro, as well as all employees, officers, directors, parents, subsidiaries, affiliates, agents, representatives, successors, and assigns of Ferro, from any and all claims, demands, actions, causes of action, suits, damages, losses, costs, attorneys’ fees, and or expenses, known or unknown, which Mr. Gannon has or may claim to have against any of the foregoing arising from his employment or as a result of his termination of employment with Ferro, except as specifically provided for under this Agreement. Ferro, in turn, hereby releases Mr. Gannon from any and all claims, demands, actions, causes of action, suits, damages, losses, costs, attorneys’ fees, and or expenses, known or unknown, which Ferro has or may claim to have against Mr. Gannon arising from Mr. Gannon’s employment with Ferro, except with respect to intentional wrongdoing or illegal conduct by Mr. Gannon in connection with his employment with Ferro.

Mr. Gannon covenants to Ferro that, in consideration of the rights provided under this Agreement, he will not assert any such claims, demands, actions, or causes of action.

Mr. Gannon acknowledges that the foregoing release includes (but is not limited to) claims arising under Federal, state, or local law in the United States prohibiting employment discrimination, such as the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Equal Pay Act, 42 U.S.C. §1981, Section 1981 of the Civil Rights Act of 1866, the Vietnam Era Veterans Readjustment Assistance Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Family and Medical Leave Act, and all claims under any other Federal or state laws, local ordinances or common law and other laws restricting an employer’s right to terminate the employment relationship. Mr. Gannon further acknowledges that such release includes (but is not limited to) any claims Mr. Gannon may have for unemployment compensation or may have under any internal grievance procedure at Ferro.

The foregoing release will not, however, apply to any claims, demands, actions, or causes of action arising after the date Mr. Gannon executes this Agreement.

10. Voluntary Election

Mr. Gannon acknowledges that:

A.	The only consideration Mr. Gannon has been given for signing this Employment Transition Agreement are the terms stated in this Employment Transition Agreement.

B.	No other promises or agreements have been made to or with Mr. Gannon by any person or entity to induce Mr. Gannon to sign this Employment Transition Agreement.

C.	Mr. Gannon has been given at least 21 days to consider the effect of this Employment Transition Agreement, including the release contained above, before signing this Employment Transition Agreement.

D.	Mr. Gannon has been encouraged to discuss this Employment Transition Agreement and any matters related to the termination of his employment (including any rights Mr. Gannon may have with respect to a claim of employment discrimination) with a legal advisor of Mr. Gannon’s own choosing and Mr. Gannon has had ample opportunity to do so.

E.	Mr. Gannon understands that he may revoke this Employment Transition Agreement in writing during the seven day period beginning the day Mr. Gannon signs this Employment Transition Agreement and delivers it to Ferro and that this Employment Transition Agreement will be neither effective nor enforceable until Mr. Gannon’s seven-day revocation period has expired.

11. Withholding

All payments under this Employment Transition Agreement will be subject to withholding, deductions and contributions as required by law. Ferro may withhold from any payment made by it under this Agreement amounts as may be required to comply with the tax withholding or other provisions of the Internal Revenue Code of 1986, as amended, or the Social Security Act or any state or local income or employment tax act or for purposes of paying any estate, inheritance or other tax attributable to any amounts payable under this Employment Transition Agreement.

12. Death

If Mr. Gannon dies on or before January 3, 2007 while still employed at Ferro, then notwithstanding anything to the contrary provided in this Employment Transition Agreement, Ferro will pay Mr. Gannon’s beneficiary (as designated by Mr. Gannon in writing to Ferro) or, failing such designation, to Mr. Gannon’s estate the lump sum severance payment described in paragraph 3.B(2) above and provide Mr. Gannon’s family with the severance benefits described in paragraph 3.C above through December 31, 2007. In such case, Ferro will make the lump sum payment as soon as administratively practicable following the date of Mr. Gannon’s death, and in any event shall be made no later than the 15th day of the third calendar month following the close of the calendar year containing the date of death.

13. Change in Control Agreement

A.	The Change in Control Agreement will terminate the earlier of January 3, 2007 or the date Mr. Gannon begins employment with another employer or dies.

B.	If a change in control occurs under the Change in Control Agreement before January 3, 2007, then notwithstanding anything to the contrary provided in this Employment Transition Agreement, Mr. Gannon will not be entitled to receive the Standby Severance Package.

14. Not in Substitution

Mr. Gannon and Ferro herby certify that none of the benefits provided under this Agreement are in substitution for, or in replacement of, amounts to which Mr. Gannon would otherwise be entitled to receive as deferred compensation.

15. Governing Law

This Employment Transition Agreement will be governed by the internal substantive laws of the State of Ohio, the state in which Mr. Gannon was employed at the time his employment was terminated.

By signing this Employment Transition Agreement, Mr. Gannon affirms that he has read this Employment Transition Agreement carefully, that he knows and understands its contents, that he is signing this Employment Transition
Agreement voluntarily, and that signing this Employment Transition Agreement is his own free act and deed.

To evidence their agreement and intention to be bound legally by this document, Thomas M. Gannon and Ferro Corporation have signed and dated this Employment Transition Agreement.

	Thomas M. Gannon		Ferro Corporation
	/s/ Thomas M. Gannon		/s/ James F. Kirsch
_______________________________		By: ____________________________
James F. Kirsch
President &
Chief Executive Officer
Date:	October 25, 2006	Date:	October 25, 2006